EXHIBIT 10.15
                                   MEMORANDUM


To:       Dominic J. LaRosa

From:     Don G. Hoff

Date:     February 4, 1998

Re:       Life Insurance and Disability Insurance


As you know, effective December 29, 1997 your annual base pay has been set at $125,000 per annum. During this period, the Company would like to provide to you the following additional benefits:

1. The Company shall provide $125,000 of life insurance to you on the same terms and conditions as the policy issued by Hartford Life and Accident Insurance Company ("Hartford"). The payment shall be made within 60 days after Hartford makes full life insurance payments to your beneficiaries under such policy. The Company shall make payment to the same beneficiaries set forth in the Hartford policy.

2. The Company shall provide short term disability benefits to you at the rate of $9,615 bi-weekly administered in accordance with the Company's standard policies and procedures.

3. The Company shall supplement the long term disability policy provided by Hartford so as to provide coverage at the rate of $20,833 per month. The amount of any supplemental payment shall be determined with reference to the policy. The payment shall be made within 60 days after Hartford makes a monthly payment under such policy.

This memorandum supersedes and replaces the memorandum dated December 29, 1997 regarding this subject.